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                                                                     Exhibit 11


                       UNITED ASSET MANAGEMENT CORPORATION
                        CALCULATION OF EARNINGS PER SHARE
                    (In thousands, except per-share amounts)
                                   (Unaudited)


---------------------------------------------------------------------------------------------------------------------------
                                                For the Three Months Ended June 30,     For the Six Months Ended June 30,
----------------------------------------------------------------------------------    -------------------------------------
                                                 Income        Shares    Per-Share      Income        Shares      Per-Share
                                               (Numerator)  (Denominator)  Amount     (Numerator)  (Denominator)    Amount
----------------------------------------------------------------------------------    -------------------------------------

For the three- and six-month periods
  ended June 30, 1998
Basic Earnings per Share
Income available to common shareholders        $22,117,000    67,636,000    $.33      $44,215,000    68,586,000      $.64
                                                                            ====                                     ====

Effect of Dilutive Securities (1)                       --     2,382,000                       --     2,364,000
                                               -----------    ----------              -----------    ----------
Diluted Earnings per Share
Income available to common
  shareholders + assumed conversions           $22,117,000    70,018,000    $.32      $44,215,000    70,950,000      $.62
                                               ===========    ==========    ====      ===========    ==========      ====
================================================================================      ===================================
For the three- and six-month periods
  ended June 30, 1997
Basic Earnings per Share
Income available to common shareholders        $24,030,000    69,865,000    $.34      $48,085,000    69,600,000      $.69
                                                                            ====                                     ====

Effect of Dilutive Securities (2)                       --     3,145,000                       --     3,644,000
                                               -----------    ----------              -----------    ----------

Diluted Earnings per Share
Income available to common
  shareholders + assumed conversions           $24,030,000    73,010,000    $.33      $48,085,000    73,244,000      $.66
                                               ===========    ==========    ====      ===========    ==========      ====
================================================================================      ===================================



(1) Options on 1,647,000 and 1,731,000 shares of common stock and warrants on 1,521,000 and 1,526,000 shares of common stock were outstanding during the three- and six-month periods ended June 30, 1998, respectively, but were not included in computing diluted earnings per share because their effects were antidilutive.

(2) Options on 1,271,000 and 717,000 shares of common stock and warrants on 957,000 and 833,000 shares of common stock were outstanding during the three- and six-month periods ended June 30, 1997, respectively, but were not included in computing diluted earnings per share because their effects were antidilutive.